Exhibit 10.9

EIGHTH AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Eighth Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) dated as of November 30, 2007, is by and among GLOBAL ETHANOL, LLC, a Delaware limited liability company, formerly known as Midwest Grain Processors, LLC (the “Borrower”), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party to the Loan Agreement in accordance with the provisions of the Loan Agreement (collectively, the “Lenders” and individually a “Lender”) and COBANK, ACB, a federally chartered banking organization (“CoBank”), in its capacity as agent for the Lenders and for the Issuer, as defined in the Loan Agreement referred to below (in such capacity, the “Agent”).

RECITALS

The Borrower, the Lenders and the Agent are parties to an Amended and Restated Loan and Security Agreement dated as of December 14, 2005, as amended by a First Amendment dated as of February 28, 2006, a Second Amendment dated as of March 31, 2006, a Third Amendment dated as of September 22, 2006, a Fourth Amendment dated as of October 31, 2006, a Fifth Amendment dated as of February 22, 2007, a Sixth Amendment dated as of May 25, 2007, and a Seventh Amendment dated as of August 31, 2007 (as the same may be amended, modified, supplemented, renewed or restated from time to time, the “Loan Agreement”).

The Borrower has requested that the Lenders and the Agent make certain amendments to the Loan Agreement and the Lenders and the Agent are willing to grant the Borrower’s requests subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Defined Terms. Capitalized terms used in this Amendment which are defined in the Loan Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Loan Agreement is amended by adding or amending, as the case may be, the following definitions:

“Agent’s Letter” shall mean the letter agreement between Borrower and the Agent dated November 14, 2007.

“Line of Credit Loan Commitment” shall mean as to any Lender with a Line of Credit Loan Commitment, such Lender’s Pro Rata Percentage of $25,000,000, as set forth opposite such Lender’s name under the heading “Line of Credit Loan Commitments” on Schedule A, subject to Assignment and Acceptance in accordance with Section 10.23, and as such amount may be reduced or terminated from time to time pursuant to Sections 2.3(c), 2.8 or 9.1; and “Line of Credit Loan Commitments” shall mean collectively, the Line of Credit Loan Commitments for all the Lenders.

“Termination Date” shall mean January 1, 2009.

2.        Financial Covenants and Ratios. Section 7.6 of the Loan Agreement is hereby amended to read as follows:

“7.6 Financial Covenants and Ratios. Borrower shall maintain at the end of each fiscal year with respect to clause (d) of this Section 7.6 and with respect to each quarterly accounting period in each fiscal year of Borrower with respect to clauses (a), (b), and (c) of this Section 7.6: (a) Working Capital of not less than $25,000,000; (b) Net Worth of not less than $85,000,000; (c) a Leverage Ratio of not greater than (i) 2.50 to 1 for the period between July 1, 2007, through June 30, 2009, and (ii) 2.00 to 1 thereafter; and (d) a Debt Service Coverage Ratio of not less than 1.25 to 1 for the fiscal year ended June 30, 2006, and for each fiscal year-end thereafter.”

3.        Distributions in Respect of Equity, Prepayment of Debt. Section 8.9 of the Loan Agreement is hereby amended to read as follows:

“8.9 Distributions in Respect of Equity, Prepayment of Debt. The Borrower shall not directly or indirectly: (a) make any distributions in respect of or redeem any of the Borrower’s equity interests, except that the Borrower may, provided that no Default or Matured Default has occurred and is continuing or would result therefrom, make such distributions not exceeding the greater of (i) sixty percent (60%) of net income, or (ii) amounts as are necessary to reflect the amount of income tax liability passed through to the Borrower’s Owners; or (b) prepay any principal, interest or other payments on or in connection with any indebtedness of the Borrower other than the Liabilities and any subordinated debt permitted under Section 8.4(c) above.”

4.        Replacement Line of Credit Note. The Borrower shall execute and deliver to CoBank, in its capacity as a Lender, a replacement Line of Credit Note payable to the order of CoBank in the original principal amount of $17,500,000, in the form of Exhibit 2A to this Amendment (the “Replacement Line of Credit Note”), issued in substitution for and in replacement of the Line of Credit Note of the Borrower in favor of CoBank dated as of December 14, 2005, in the original principal amount of $7,500,000.

5.        Schedule and Exhibits. The Loan Agreement is hereby amended by amending Schedules A and B and Exhibits 1B, 3A and 6A to the Loan Agreement in their entirety to read in the forms of Schedules A and B and Exhibits 1B, 3A and 6A to this Amendment.

6.        Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)        the Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms;

(b)        the execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the organizational documents of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; and

(c)        all of the representations and warranties contained in Article 6 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

7.        Conditions to Effectiveness of this Amendment. This Amendment shall become effective when the Agent shall have received the following:

(a)        this Amendment, duly executed by the Borrower, the Agent and the Lenders;

(b)        the Replacement Line of Credit Note, duly executed by the Borrower;

(c)        a certificate of the Secretary or Assistant Secretary of the Borrower certifying (i) the true and proper adoption of resolutions of the Borrower’s board of directors sufficient to authorize the transactions described in this Amendment and (ii) the true and correct signatures of each of the Persons authorized to sign this Amendment, the Replacement Line of Credit Note and any other documents to be delivered hereunder or thereunder; and

(d)        an opinion of counsel for the Borrower as to the due authorization, execution, delivery and enforceability of this Amendment, the Replacement Line of Credit Note and such other matters as the Agent and the Lenders shall reasonably request.

8.        References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in any other Financing Agreement to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

9.        No Other Waiver. The execution of this Amendment and any documents related hereto shall not be deemed to be a waiver of any Default or any Matured Default under the Loan Agreement or breach, default or event of default under any other Financing Agreement or other document held by the Agent or any Lender, whether or not known to the Agent or any Lender and whether or not existing on the date of this Amendment.

10.        Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and each of the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

11.        Costs and Expenses. The Borrower hereby reaffirms its agreement under Section 10.4 of the Loan Agreement. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Agent for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

12.        Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GLOBAL ETHANOL, LLC

By:	/s/ Tracy M. Welch
Name: Tracy M. Welch
Title: Chief Financial Officer

COBANK, ACB, as Agent and as a Lender

By:	/s/ Tokie Akrie
Name: Tokie Akrie
Title: Assistant Corporate Secretary

FARM CREDIT SERVICES OF AMERICA, FLCA, as a Lender

By:	/s/ Chad Gent
Name: Chad Gent
Title: Vice President

METROPOLITAN LIFE INSURANCE COMPANY, as a Lender

By:	/s/ Steven D. Craig
Name: Steven D. Craig
Title: Director

(Signature Page to Eighth Amendment to Amended and Restated Loan Agreement)